UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 20, 2000

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Item 5. Other Event

Regulatory Matters - On November 20, 2000, Portland General Electric Company (PGE) filed new tariffs with the Oregon Public Utility Commission (OPUC), seeking a 16.5% average increase in its electricity prices, effective January 1, 2001. The increase would result in approximately $174.1 million of additional revenues.

The current filing replaces a previous filing made with the OPUC on August 16, 2000 and reported in the Company's Third Quarter Form 10-Q. Such previous filing, which has been withdrawn, requested a 13.5% average increase to recover only the increased costs of purchased power and fuel. In response to information requests by OPUC staff and customer groups, the current filing includes additional business costs not included in the previous filing. In addition to increased costs of purchased power and fuel, the current filing also seeks recovery of projected cost increases for customer service improvements, new technology, and labor.

As filed, the current proposal would be in effect until October 1, 2001, when another price adjustment, filed October 2, 2000 and reported in the Company's Third Quarter Form 10-Q, would become effective.

PGE has requested that the OPUC approve the current filing on an interim basis by the end of the current year. Revenues collected during the interim period would be subject to refund should the Commission find the proposed interim increase is not justified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

November 22, 2000	By:	/s/ James J. Piro
James J. Piro Vice President Chief Financial Officer and Treasurer

November 22, 2000	By:	/s/ Kirk M. Stevens
Kirk M. Stevens Controller and Assistant Treasurer